Exhibit 99.1

                SRS Labs Reports Solid 2004 Third Quarter Results

            Company Reports 30% Revenue Increase and Improved Profits

    SANTA ANA, Calif., Nov. 9 /PRNewswire-FirstCall/ -- SRS Labs, Inc. (Nasdaq: SRSL), a leading provider of audio, voice and semiconductor technology solutions, today reported financial results for its third quarter and nine months ended September 30, 2004. For the three months ended September 30, 2004, the company reported improved consolidated revenue of $6.4 million, a 30 percent increase over consolidated revenue of $4.9 million for the same quarter in 2003. For the quarter, the company delivered net income of $737,004, or $0.05 earnings per share, compared to a net income of $118,826, or $0.01 earnings per share, for the same period last year.
    For the third quarter, SRS Labs reported semiconductor revenue of $3.6 million from its Hong Kong-based subsidiary, Valence Technologies Limited, representing an increase of 23 percent over last year's third quarter revenue of $3.0 million. The company reported licensing revenue of $2.7 million for the third quarter, an increase of 42 percent over revenue of $1.9 million in the same period in 2003. SRS Labs reported consolidated gross margin of 78 percent for the third quarter 2004, compared to 75 percent reported for the third quarter last year.
    For the nine months ended September 30, 2004, SRS Labs reported consolidated revenue of $17.1 million with a net income of $1.1 million, or $0.07 per diluted share, compared to revenue in the same period last year of $13.9 million and a net income of $127,478, or $0.01 earnings per share. The company's cash and investments grew to $26.3 million as of September 30, 2004, compared to $23.3 million reported on December 31, 2003.

    Business Summary
    Chairman and CEO of SRS Labs, Thomas C.K. Yuen said, "With year-over-year revenue growth for both licensing and semiconductors, our solid Q3 performance can be attributed to the success of our diversification strategies. For semiconductors, while our third quarter is historically strong due to seasonality, the increase can also be attributed to the alleviation of foundry capacity constraints which enabled us to fulfill a significant portion of our backlog orders. One of the key drivers for the growth of semiconductor revenue was ASP chips with SRS technology, which increased to 31 percent of total semiconductor revenue from just 22 percent in last year's third quarter.
    Yuen continued: "For licensing, we are pleased that the successful execution of our diversification strategy into new markets resulted in a solid 42 percent increase in revenue over the third quarter of last year. We derived revenue from new customers in several of our targeted market segments, including set-top box, mobile phones, digital audio players and personal computers. Many existing customers began ramping production for the holiday selling season and expanded their use of our technologies in a variety of segments, including advanced displays, such as plasma, projection and LCD televisions, and A/V receivers. Then, to further advance our strategy of branding the SRS logo to consumers, we made a strategic investment in Coming Home Studios, who is a leader in the production of music concert DVDs."

    Business Outlook
    "While we showed increased semiconductors sales in the third quarter, this sell through has significantly reduced our backlog for ASIC chips and we have seen a slower reorder rate for the fourth quarter," Yuen said. "We also made several additional changes in our Valence management and sales staff which we believe will better position SRS Labs to achieve our diversification goals, however this transition could adversely affect our short-term sales results as the new Valence team implements its sales strategy. We believe these factors, along with an overall slowdown within the semiconductor industry, indicate a softer outlook for our fourth quarter and the first quarter of 2005 for our Valence subsidiary.
    Yuen concluded, "On the licensing side, our fourth quarter is an active period for industry trade shows and events, where we work closely with our platform partners to launch new SRS audio solutions for our target markets. For example, in late October we launched our new SRS 3D Positional Audio at the CTIA Wireless I.T. & Entertainment Show, which is geared for the mobile device market. We look forward to the expanded use of our technologies by customers in our targeted segments in the fourth quarter, as we traditionally recognize revenue from manufacturers that ship products in Q3 for the holiday selling season."
    Investors can listen to the company's conference call live today at 2:00 pm Pacific (5:00 pm Eastern) through the investor section of SRS Labs' website http://www.srslabs.com/IREvents.asp. Please log on at least 15 minutes early to register and follow the instructions to download and install any necessary audio software. If you are unable to listen to the live web cast, an online replay will be available shortly after the call. To listen to the call live via telephone, dial (866) 246-6871, ask for the "SRS Labs 2004 Q3 Conference Call," and provide the pass code 584619. To access the taped replay, dial (866) 219-1444 and enter the same pass code. The telephone replay will be available until November 10 at 12:00 a.m. PST.

    About SRS Labs, Inc.
    SRS Labs is a recognized leader in the advancement of audio and voice technology. The company works with the world's top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs' technologies can be heard through products ranging from televisions, LCD and plasma monitors, DVD players, cell phones, car audio systems, headphones and notebook and desktop computers. The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs' technologies. SRS Labs' subsidiary, Valence Technologies Limited, is a Hong Kong-based semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the aforementioned website is not incorporated by reference into this press release.

    Except for historical information contained in this release, statements in this release, including those made by Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company's goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include the general market conditions concerning the semiconductor business, the acceptance of new SRS Labs' products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the Company, general business and economic conditions, especially in Asia, and other factors detailed in the Company's Form 10-K and other periodic reports filed with the SEC. SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

    For further information, please contact: Investors, Tami Yanito of SRS Labs, Inc., +1-949-442-1070, ext. 3093, tami@srslabs.com.


                                SRS LABS, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                            Three Months Ended         Nine Months Ended
                               September 30,             September 30,
                            2004          2003        2004         2003

     Revenues:
       Semiconductor    $3,644,298   $2,966,923   $8,992,511   $7,244,323
       Licensing         2,727,861    1,919,471    8,140,592    6,638,291
     Total revenues      6,372,159    4,886,394   17,133,103   13,882,614

     Cost of sales:
       Semiconductor     1,320,855    1,226,407    3,269,622    2,750,437
       Licensing           100,342       16,029      146,886       62,132

         Total cost
          of sales       1,421,197    1,242,436    3,416,508    2,812,569

     Gross margin        4,950,962    3,643,958   13,716,595   11,070,045

     Operating expenses:
       Sales and
        marketing        1,372,303    1,216,568    4,149,887    3,840,155
       Research and
        development      1,266,606    1,032,100    3,620,219    3,083,438
       General and
        administrative   1,452,236    1,143,930    4,490,732    3,668,573

         Total operating
          expenses       4,091,145    3,392,598   12,260,838   10,592,166

     Income from
      operations           859,817      251,360    1,455,757      477,879

     Other income, net     118,908      131,925      455,132      414,655
     Minority interest          --           --           --        5,430

     Income before
      income tax expense   978,725      383,285    1,910,889      897,964

     Income tax expense    241,721      264,459      790,863      770,486

     Net income           $737,004     $118,826   $1,120,026     $127,478

     Net income per
      common share:

     Basic                   $0.05        $0.01        $0.08        $0.01

     Diluted                 $0.05        $0.01        $0.07        $0.01

     Weighted average
      shares used in the
      calculation of
      net income per
      common share:
       Basic            14,278,589   13,076,315   14,045,162   12,956,971

      Diluted           15,395,792   14,730,290   15,991,331   13,729,676


                                SRS LABS, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                            September 30,     December 31,
                                                2004              2003
                                             (unaudited)
                    ASSETS
     Current Assets
       Cash and cash equivalents             $16,020,285      $12,795,620
       Accounts receivable, net                1,258,982        1,230,423
       Inventories, net                          767,006          753,020
       Prepaid expenses and other
        current assets                           991,828        1,073,696
       Deferred income taxes                      23,406           23,406

         Total Current Assets                 19,061,507       15,876,165

       Investments available for sale         10,281,176       10,490,210
       Investment in LLC                       2,025,626               --
       Furniture, fixtures and
        equipment, net                         1,956,784        1,661,980
       Goodwill                                  533,031          533,031
       Intangible assets, net                  2,748,289        2,736,810
       Deferred income taxes                     213,647          193,134

         Total Assets                        $36,820,060      $31,491,330

     LIABILITIES AND STOCKHOLDERS' EQUITY
     Current Liabilities
       Accounts payable                       $1,481,449       $1,503,851
       Accrued liabilities                     2,218,691        1,606,069
       Income taxes payable                      538,751          430,949

         Total Current Liabilities             4,238,891        3,540,869

     Commitments and contingencies

     Stockholders' Equity
     Preferred stock-$.001 par value;
      2,000,000 shares authorized;
      no shares issued or outstanding                 --               --
     Common stock -- $.001 par value;
      56,000,000 shares authorized;
      14,626,922 and 13,682,282 shares
      issued; and 14,367,965 and
      13,456,982 shares outstanding
      at September 30, 2004 and
      December 31, 2003, respectively             14,627           13,683
       Additional paid-in capital             62,058,625       58,423,249
       Accumulated other
        comprehensive loss                      (297,523)        (336,346)
       Accumulated deficit                   (28,311,498)     (29,431,524)
       Treasury stock at cost,
        258,957 and 225,300 shares
        at September 30, 2004 and
        December 31, 2003 respectively          (883,062)        (718,601)

         Total Stockholders' Equity           32,581,169       27,950,461

         Total Liabilities and
          Stockholders' Equity               $36,820,060      $31,491,330


SOURCE  SRS Labs, Inc.
    -0-                             11/09/2004
    /CONTACT: Investors, Tami Yanito of SRS Labs, Inc., +1-949-442-1070, ext. 3093, tami@srslabs.com/
    /Company News On-Call: http://www.prnewswire.com/comp/809275.html / /Web site: http://www.srslabs.com/IREvents.asp /
    /Web site:  http://www.srslabs.com /
    (SRSL)

CO:  SRS Labs, Inc.
ST:  California
IN:  CPR SEM TLS
SU:  ERN ERP CCA MAV